SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

LEXINGTON REALTY TRUST

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2019

To the Shareholders of
Lexington Realty Trust:

The 2019 Annual Meeting of Shareholders of Lexington Realty Trust, a Maryland real estate investment trust, will be held at the New York offices of Paul Hastings LLP, 200 Park Avenue, New York, New York 10166 on Tuesday, May 21, 2019, at 10:00 a.m., Eastern time, for the following purposes:

(1)	to elect six trustees to serve until the 2020 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;
(2)	to consider and vote upon an advisory, non-binding resolution to approve the compensation of the named executive officers, as disclosed in the accompanying proxy statement;
(3)	to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
(4)	to transact such other business as may properly come before the 2019 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Only holders of record at the close of business on March 12, 2019 are entitled to notice of and to vote at the 2019 Annual Meeting of Shareholders or any adjournment or postponement thereof.

By Order of the Board of Trustees,

/s/ Joseph S. Bonventre

Joseph S. Bonventre
Secretary

New York, New York
April 9, 2019

Whether or not you expect to be present at the 2019 Annual Meeting of Shareholders, we urge you to authorize your proxy electronically via the Internet or by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 21, 2019 (the “Notice”), or, if you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement. Any person giving a proxy has the power to revoke it at any time prior to the meeting and shareholders who are present at the meeting may withdraw their proxies and vote in person.

LEXINGTON REALTY TRUST
One Penn Plaza, Suite 4015
New York, New York 10119-4015
(212) 692-7200

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2019

The Board of Trustees of Lexington Realty Trust, a Maryland real estate investment trust, is soliciting proxies to be voted at the 2019 Annual Meeting of Shareholders, which we refer to herein as the Annual Meeting. The Annual Meeting will be held Tuesday, May 21, 2019, at 10:00 a.m., Eastern time, at the New York offices of Paul Hastings LLP, 200 Park Avenue, New York, New York 10166. This proxy statement summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to have your shares voted at the Annual Meeting.

All references to the “Company,” “we,” “our” and “us” in this proxy statement mean Lexington Realty Trust. All references to “Shareholder” and “you” refer to a holder of shares of beneficial interest, par value $0.0001 per share, of the Company, classified as common stock, which we refer to as common shares or shares, as of the close of business on March 12, 2019, which we refer to as the Record Date.

QUESTIONS AND ANSWERS

Why did you send me a Notice Regarding the Internet Availability of Proxy Materials?

We sent you the Notice Regarding the Internet Availability of Proxy Materials, or the Notice, regarding this proxy statement because we are holding the Annual Meeting and our Board of Trustees is asking for your proxy to vote your shares at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the Annual Meeting. You do not have to attend the Annual Meeting in order to have your shares voted. Instead, you may simply authorize a proxy to vote your shares electronically via the Internet, by telephone or by completing and returning the proxy card if you requested paper proxy materials. Voting instructions are provided in the Notice. If you requested printed materials, the instructions are printed on your proxy card and included in the accompanying proxy statement.

Why did I receive the Notice instead of a paper copy of proxy materials?

The United States Securities and Exchange Commission, or SEC, has approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish to Shareholders proxy materials related to the Annual Meeting, including this proxy statement and our related annual report, by providing access to such documents on the Internet instead of mailing printed copies. Most Shareholders will not receive printed copies of the proxy materials unless they properly request them. Instead, the Notice, which was mailed to Shareholders, provides notice of the Annual Meeting and instructs you as to how you may access and review all of the proxy materials on the Internet or by telephone. The Notice also instructs you as to how you may submit your proxy on the Internet or by telephone. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you properly revoke it.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to authorize your proxy by Internet or by telephone, by requesting and returning a paper proxy card, or voting by submitting a ballot in person at the meeting.

Who is entitled to vote?

All Shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. There was no other class of voting securities of the Company outstanding at the Record Date other than common shares.

What is the quorum for the Annual Meeting?

In order for any business to be conducted at the Annual Meeting, the holders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes will be counted as present. As of the Record Date, 235,282,784 common shares were issued and outstanding representing an equal number of votes entitled to be cast. Therefore, in order for a quorum to be present, at least 117,641,393 common shares must be present, either in person or represented by proxy.

What is a broker non-vote?

Broker votes occur when a broker or nominee who has not received voting instructions from the beneficial owner on a “routine” matter (as defined by the New York Stock Exchange, which we refer to as the NYSE) casts a discretionary vote. In contrast, broker non-votes occur when a broker or nominee has not received voting instructions from the beneficial owner on a “non-routine” matter, as defined by the NYSE and, therefore, is not permitted under NYSE rules to cast a discretionary vote on that matter.

Will my shares be voted if I do not provide my proxy?

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions, which are broker votes discussed above. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. The election of trustees and the advisory resolution on the compensation of our named executive officers are considered “non-routine matters” and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on these proposals and will be broker non-votes.

How many votes do I have?

Each common share outstanding on the Record Date is entitled to one vote for each trustee to be elected at the Annual Meeting and to cast one vote on each other item properly submitted for consideration at the Annual Meeting. If a Shareholder is a participant in our Direct Share Purchase Plan with our transfer agent, Computershare, the proxy card enclosed herewith represents shares in the participant’s account of record, as well as shares held of record in the participant’s name as part of such plan.

How do I vote or authorize a proxy to vote my shares that are held of record by me?

Via Internet:	Log on to www.envisionreports.com/LXP and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card or Notice.
By Telephone:	Call toll-free 1-800-652-VOTE (8683) and follow the instructions. You will be prompted for certain information that can be found on your proxy card or Notice.
In Person:	Vote at the Annual Meeting.

How do I vote or authorize a proxy to vote my shares that are held by my broker?

If you have shares held by a broker (which is also known as holding shares in “street name”), you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting instructions by mail, telephone and on the Internet. If you would like to vote in person at the Annual Meeting, you must contact your broker and follow your broker’s instructions, including the instructions on how to obtain a proxy.

What am I voting on?

You will be voting on the following proposals:

(1)	to elect six trustees to serve until the 2020 Annual Meeting of Shareholders or their earlier removal or resignation and until their respective successors, if any, are elected and qualify;
(2)	to consider and vote upon an advisory, non-binding resolution to approve the compensation of our named executive officers, as disclosed in this proxy statement;
(3)	to consider and vote upon the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and
(4)	to transact such other business as may properly come before the 2019 Annual Meeting of Shareholders or any adjournment or postponement thereof.

Will there be any other items of business on the agenda?

The Board of Trustees is not presently aware of any other items of business to be properly presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Joseph S. Bonventre and Beth Boulerice, or either of them, with respect to any other matters that might be brought before the meeting or any postponement or adjournment thereof.

Why am I being asked to vote on executive compensation?

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which we refer to as the Dodd-Frank Act, requires us, as a public company, to seek a non-binding advisory vote from our Shareholders to approve the compensation awarded to our named executive officers, as disclosed in this proxy statement. Based on the non-binding advisory recommendation selecting an annual frequency of such non-binding advisory votes at the 2017 Annual Meeting of Shareholders, we are currently seeking a vote from Shareholders on an advisory resolution to approve the compensation awarded to our named executive officers on an annual basis. This advisory vote is non-binding, but the Board of Trustees considers our Shareholders’ concerns and takes them into account in determinations concerning our executive compensation program. See “Compensation of Executive Officers,” below.

How many votes are required to act on the proposals?

Assuming a quorum is present at the Annual Meeting, the affirmative vote of a majority of the votes cast by holders of common shares at the Annual Meeting will be sufficient for (1) the election of a trustee (because the number of nominees equals the number of trustees to be elected), (2) the advisory resolution to approve the compensation of our named executive officers, and (3) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

If you abstain or your shares are treated as broker non-votes, your abstention or broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on (1) the election of trustees, (2) the resolution to approve, on an advisory, non-binding basis, the compensation of our named executive officers or (3) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. As noted above, the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditors is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. The election of trustees and the advisory, non-binding resolution on the compensation of our named executive officers are considered “non-routine matters” and if you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on these proposals and will be “broker non-votes.”

For purposes of the election of trustees, a majority of votes cast means the number of shares voted “FOR” a nominee must exceed the number of shares as to which the holders elected to “WITHHOLD” votes with respect to a nominee. If a nominee that is already serving as a trustee receives less than a majority of the votes cast for his or her election, such trustee is required to offer to tender his or her resignation to our Board of Trustees. The Nominating and Corporate Governance Committee will make a recommendation to our Board of Trustees on whether to accept or reject the resignation, or whether other action should be taken. Our Board of Trustees is required to act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The trustee who tenders his or her resignation will not participate in our Board of Trustee’s decision.

The votes on (1) the advisory resolution to approve the compensation of our named executive officers and (2) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, are non-binding and serve only as recommendations to the Board of Trustees and the Audit Committee, as applicable.

What happens if I authorize my proxy without voting on all proposals?

When you return a properly executed proxy card or authorize your proxy telephonically or by the Internet, the shares that the proxy card or authorization represents will be voted in accordance with your directions. If you return the signed proxy card with no direction on a proposal, other than in the case of broker non-votes, the shares represented by your proxy will be voted in favor of (FOR) each of the nominees for trustee in Proposal No. 1, in favor of (FOR) Proposals No. 2 and No. 3 and will be voted in the discretion of the proxy holder on any other matter that properly comes before the Annual Meeting.

What if I want to change my vote after I return my proxy?

If you are a Shareholder of record, you may revoke your proxy at any time before its exercise by:

(1)	delivering written notice of revocation to our Secretary at c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015;
(2)	submitting to us a duly executed proxy card bearing a later date;

(3)	authorizing a proxy via the Internet or by telephone at a later date; or
(4)	appearing at the Annual Meeting and voting in person;

provided, however, that no such revocation under clause (1) or (2) shall be effective until written notice of revocation or a later dated proxy card is received by our Secretary at or before the Annual Meeting, and no such revocation under clause (3) shall be effective unless received on or before 11:59 p.m., Eastern time, on May 20, 2019.

Attendance at our Annual Meeting will not constitute a revocation of a proxy unless you affirmatively indicate at our Annual Meeting that you intend to vote your shares in person by completing and delivering a written ballot.

If you have shares held by a broker, you must follow the instructions given by your broker to change or revoke your voting instructions.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to Shareholders at our request. In addition to the solicitation of proxies by use of the mail, our trustees, officers, and other employees may solicit proxies by telephone, facsimile, e-mail, or personal interviews without additional compensation. We may, from time to time, engage and pay outside proxy solicitation firms, although we have not engaged an outside firm at this time.

Who has paid for this proxy solicitation?

We will bear the cost of preparing, printing, assembling and mailing the Notice, proxy card, proxy statement, and other materials that may be sent to Shareholders in connection with this solicitation. We may also reimburse brokerage houses and other custodians, nominees, and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons, the cost of which is expected to be nominal.

How do I submit a proposal for the 2020 Annual Meeting of Shareholders?

If you wish to submit a shareholder proposal pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or a trustee nominee under the “proxy access” provisions of our Bylaws for inclusion in our proxy statement and proxy card for our 2020 Annual Meeting of Shareholders, you must submit the proposal to our Secretary no later than December 11, 2019 or submit the trustee nominee between November 10, 2019 and December 10, 2019, in accordance with Rule 14a-8 and our bylaws. In addition, any shareholder who wishes to propose a nominee to our Board of Trustees or submit any other matter to a vote at the 2020 Annual Meeting of Shareholders (other than a shareholder proposal included in our proxy materials pursuant to Rule 14a-8 under the Exchange Act) must deliver such information to our Secretary no later than December 11, 2019 (or as otherwise provided by applicable laws and in our bylaws, which are on file with the SEC and may be obtained from our Secretary upon request).

Our Board of Trustees will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2020 Annual Meeting of Shareholders.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with brokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Can I find additional information on the Company’s web site?

Yes. Our web site is located at www.lxp.com. Although the information contained on our web site is not part of this proxy statement, you can view additional information on the web site, such as our code of business conduct and ethics, corporate governance guidelines, charters of board committees, and reports that we file and furnish with the SEC. Copies of our code of business conduct and ethics, corporate governance guidelines, and charters of board committees also may be obtained by written request addressed to Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, New York 10119-4015, Attention: Investor Relations.

Important Notice Regarding the Internet Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 21, 2019 — This proxy statement and the Annual Report to Shareholders are available at www.envisionreports.com/LXP.

We have elected to provide access to our proxy materials to our Shareholders on the Internet. Accordingly, a Notice of Meeting and Notice Regarding the Internet Availability of Proxy Materials was or will be mailed on or about April 9, 2019 to our Shareholders of record as of the close of business on the Record Date. If you wish to receive a hard copy of the proxy materials, please visit or contact:

1) By Internet: www.envisionreports.com/LXP

2) By Telephone: 1-866-641-4276

3) By E-Mail*: investorvote@computershare.com

Please make the requests as instructed above on or before May 11, 2019 to facilitate timely delivery.

How do I obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 from the Company?

Upon written request to Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4105, Attention: Investor Relations, we will provide any shareholder, without charge, a hardcopy of our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, including our financial statements and schedule, but without exhibits. You may also obtain our Annual Report to Shareholders, which includes our Annual Report on Form 10-K, at www.envisionreports.com/LXP.

What is “householding”?

“Householding” allows companies to deliver only one copy of notices and other proxy materials to multiple shareholders who share the same address (if they appear to be members of the same family) unless the company has received contrary instructions from an affected shareholder. We do not offer “householding” for shareholders of record. Please contact your broker if you are not a shareholder of record to find out if your broker offers “householding.”

*	If requesting materials by e-mail, please send an e-mail with “Proxy Materials Lexington Realty Trust” in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side of the Notice of Proxy, and state that you want a paper copy of the meeting materials. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

SHARE OWNERSHIP OF PRINCIPAL SECURITY HOLDERS,
TRUSTEES, AND EXECUTIVE OFFICERS

The following table indicates, as of the close of business on March 12, 2019, (a) the number of common shares of the Company beneficially owned by each person known by us to own in excess of five percent of the outstanding common shares and (b) the percentage such shares represented of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnote 1 to the table.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Percentage of Class
BlackRock, Inc.(2)	36,777,390	15.63%
The Vanguard Group, Inc.(3)	35,063,769	14.90%

(1)	For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.
(2)	Based on information contained in a Schedule 13G/A filed with the SEC on January 31, 2019. According to such Schedule 13G/A, BlackRock, Inc., together with BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co. Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Asset Management North Asia Limited, and BlackRock Fund Managers Ltd, collectively have sole dispositive power over 36,777,390 common shares and sole voting power over 36,192,264 common shares. BlackRock Fund Advisors reported that it beneficially owns 5% or greater of the outstanding common shares. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2019. According to such Schedule 13G/A, The Vanguard Group, Inc., together with Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., has sole power to vote or direct to vote 398,063 common shares, shared power to vote or direct to vote 245,709 common shares, sole power to dispose of or to direct the disposition of 34,630,956 common shares, and shared power to dispose or to direct the disposition of 432,813 common shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

The following table indicates, as of the close of business on March 12, 2019, (a) the number of common shares beneficially owned by each trustee and each named executive officer, as identified in the Compensation Discussion and Analysis below, and by all trustees and executive officers as a group, and (b) the percentage such shares represented of the total outstanding common shares. All shares were owned directly on such date with sole voting and investment power unless otherwise indicated, calculated as set forth in footnotes 1 and 2 to the table. The address for each trustee and named executive officer listed below is c/o Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015.

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned(1)		Percentage of Class(2)
E. Robert Roskind	2,396,213	(3)	1.01%
T. Wilson Eglin	2,525,090	(4)	1.07%
Patrick Carroll	1,044,142	(5)	*
Joseph S. Bonventre	382,103	(6)	*
Lara Johnson	439,106	(7)	*
Richard S. Frary	121,497	(8)	*
Lawrence L. Gray	38,770		*
Jamie Handwerker	33,281		*
Claire A. Koeneman	50,563		*
Howard Roth	21,281		*
All trustees and executive officers as a group (13 persons)(9)	7,739,705		3.26%

*	Represents beneficial ownership of less than 1.0%
(1)	For purposes of this table, a person is deemed to beneficially own any common shares as of a given date which such person owns or has the right to acquire within 60 days after such date.
(2)	For purposes of computing the percentage of outstanding shares held by each beneficial owner named above on a given date, any security (including, without limitation, limited partnership units redeemable into common shares) deemed owned by such person or persons is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of determining the percentage owned by all trustees and executive officers as a group).
(3)	Mr. Roskind retired as an employee on January 15, 2019 and resigned as Chairman and a trustee on March 31, 2019. Includes (i) 1,474,296 limited partnership units held directly by Mr. Roskind or indirectly by Mr. Roskind through his wife and entities controlled by Mr. Roskind (which Mr. Roskind disclaims beneficial ownership of except to the extent of his pecuniary interest), in Lepercq Corporate Income Fund L.P., which are currently exchangeable for 1,660,057 common shares, (ii) 496,777 common shares held directly by Mr. Roskind, including through his individual retirement account, (iii) 167,843 common shares held in trust in which Mr. Roskind is a beneficiary, (iv) 10,729 common shares owned of record by The LCP Group, L.P., and (vi) 60,807 common shares held by Mr. Roskind’s wife, which Mr. Roskind disclaims beneficial ownership of except to the extent of his pecuniary interest therein.
(4)	Includes (i) 934,721 common shares held directly by Mr. Eglin, (ii) 1,459,506 common shares held by Mr. Eglin which are subject to performance or time-based vesting requirements, and (iii) 130,863 common shares held in trust in which Mr. Eglin is a beneficiary.
(5)	Includes (i) 513,303 common shares held directly by Mr. Carroll, including through his individual retirement account or as custodian, (ii) 398,323 common shares held by Mr. Carroll which are subject to performance or time-based vesting requirements, and (iii) 132,516 common shares owned by Mr. Carroll’s wife, which Mr. Carroll disclaims beneficial ownership of, except to the extent of his pecuniary interest therein.
(6)	Includes (i) 144,037 common shares held directly by Mr. Bonventre and (ii) 238,066 common shares held directly by Mr. Bonventre which are subject to performance or time-based vesting requirements.
(7)	Includes (i) 203,467 common shares held directly by Ms. Johnson, including as a custodian, and (ii) 178,639 common shares held directly by Ms. Johnson which are subject to performance or time-based vesting requirements, and 57,000 common shares underlying common share options which were exercisable on or within 60 days of the Record Date.
(8)	Includes (i) 83,797 common shares held directly by Mr. Frary, (ii) 36,500 common shares held in Mr. Frary’s individual retirement account, and (iii) 1,200 common shares owned by Mr. Frary’s wife.
(9)	Includes Beth Boulerice, our Executive Vice President, Chief Financial Officer and Treasurer, Brendan P. Mullinix, our Executive Vice President, and James Dudley, our Executive Vice President and Director of Asset Management. Ms. Boulerice was appointed Chief Financial Officer on March 25, 2019.

As of the Record Date, no common shares were held by our executive officers or trustees in margin accounts or pledged as collateral for a loan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our trustees, executive officers, and beneficial owners of more than 10 percent of the total outstanding common shares to file initial reports of ownership and reports of changes in ownership of common shares and other equity securities with the SEC and the NYSE. Trustees, executive officers, and beneficial owners of more than 10 percent of the total outstanding common shares are required to furnish us with copies of all Section 16(a) forms they file. Based on a review of the copies of such reports furnished to us and written representations from our trustees and executive officers, we believe that during the 2018 fiscal year our trustees, executive officers and beneficial owners of more than 10 percent of the total outstanding common shares complied with all Section 16(a) filing requirements applicable to them.

PROPOSAL NO. 1 ELECTION OF TRUSTEES

Board of Trustees

Our Board of Trustees currently consists of six trustees and no vacancies. All of our current trustees are nominated for election at the 2019 Annual Meeting of Shareholders. Election of our trustees requires the affirmative vote of a majority of the votes cast at the Annual Meeting with respect to the election of trustees.

The six nominees for trustee are T. Wilson Eglin, Richard S. Frary, Lawrence L. Gray, Jamie Handwerker, Claire A. Koeneman, and Howard Roth. Each nominee currently serves on our Board of Trustees and has consented to being named in this proxy statement and to serve if elected. Background information relating to the nominees for election appears below.

The enclosed proxy, if signed, dated, and returned, and any proxy properly authorized via the Internet or telephone, unless withheld, a broker non-vote or a contrary vote is indicated, will be voted FOR the election of these six nominees. In the event any such nominee becomes unavailable for election, votes will be cast, pursuant to authority granted by the proxy, for such substitute nominee as may be nominated by our Board of Trustees. All trustees serve until our 2020 Annual Meeting of Shareholders or their earlier resignation or removal and until their respective successors, if any, are elected and qualify.

The following information, as of March 12, 2019, relates to the nominees for election as our trustees:

Name	Business Experience
T. WILSON EGLIN Age 54 Tenure: 25 years	Mr. Eglin has served as our Chairman since April 2019, our Chief Executive Officer since January 2003, our President since April 1996, and as a trustee since May 1994. He served as one of our Executive Vice Presidents from October 1993 to April 1996 and our Chief Operating Officer from October 1993 to December 31, 2010. Mr. Eglin, as our Chief Executive Officer, provides our Board of Trustees with extensive experience in net-lease investing, real estate operations and capital markets having led us through various cycles of growth.
RICHARD S. FRARY Independent Age 71 Tenure: 12 years	Mr. Frary has served as a trustee since December 2006. Mr. Frary has been the founding partner and majority shareholder of Tallwood Associates, Inc., a private real estate investment firm, since 1990 and a partner of Brookwood Financial Partners, L.P., a private equity firm that acquires real estate and invests in private companies, since 1993. Mr. Frary also co-owns a portfolio of office, multifamily, retail and community development assets. He serves as a director of Nexus BSP, Inc., a private oil and gas exploration company. Mr. Frary has been chair of the Advisory Board to the Sheridan Libraries at The Johns Hopkins University since 2000. He previously served as a director of Newkirk Realty Trust, Inc. and a trustee of The Johns Hopkins University. Mr. Frary is a CPA and provides our Board of Trustees with extensive real estate investment and corporate finance experience.
LAWRENCE L. GRAY Independent Age 54 Tenure: 3 years	Mr. Gray has served as a trustee since December 2015. He is the Chief Executive Officer of GrayCo, Inc., a private real estate company that owns and manages apartment communities, master planned community investments and timberlands located throughout the Southeast region of the United States. Prior to joining GrayCo in 2010, Mr. Gray spent seventeen years in the investment banking business, most recently with Wachovia Corporation where he had direct responsibility for the Real Estate Investment Banking, Corporate Banking, Private Equity, Homebuilder Finance and Structured Finance groups. Prior to Wachovia, Mr. Gray worked in the real estate investment banking groups at J.P. Morgan and Morgan Stanley. Mr. Gray provides our Board of Trustees with extensive real estate investment and corporate finance experience.
JAMIE HANDWERKER Independent Age 58 Tenure: 2 years	Ms. Handwerker has served as a trustee since March 2017. She is a partner of KSH Capital, providing real estate entrepreneurs with capital and expertise to seed or grow their platform. Ms. Handwerker is also a member of the Board of Directors of Benefit Street Partners Realty Trust, Inc., a member of the University of Pennsylvania School of Arts & Sciences Board of Overseers and is the Founder and Chairperson of Penn Arts & Sciences Professional Women’s Alliance. Prior to joining KSH Capital in May 2016, Ms. Handwerker held senior roles at Cramer Rosenthal McGlynn LLC, a New York-based asset management firm, since 2002, where Ms. Handwerker managed the CRM Windridge Partners hedge funds. Ms. Handwerker has extensive experience analyzing and investing in real estate investment trusts and provides our Board of Trustees with related insight.

Name	Business Experience
CLAIRE A. KOENEMAN Independent Age 49 Tenure: 4 years	Ms. Koeneman has served as a trustee since September 2015. She is a partner at Bully Pulpit Interactive, a digitally-based marketing and communications agency that specializes in public affairs, corporate reputation and social impact. Prior to joining Bully Pulpit Interactive in 2018, Ms. Koeneman held leadership roles at both Hill+Knowlton Strategies, Inc., a global public relations company and Financial Relations Board (FRB), a national boutique IR/crisis agency. Ms. Koeneman serves as a diplomat to the Principality of Monaco in its Honorary Consular Corps. Ms. Koeneman has many years of expertise in corporate communications and, as a strategic advisor to CEOs and boards of directors on all types of communications, provides our Board of Trustees with public and investor relations knowhow.
HOWARD ROTH Independent Age 62 Tenure: 1 year	Mr. Roth has served as a trustee since November 2017. Mr. Roth is a principal of HSR Advisors, a consulting firm that provides strategic and financial advice. Mr. Roth retired in 2017 from Ernst & Young LLP, where he served as the leader of the firm’s global Real Estate, Hospitality & Construction (RHC) practice. Mr. Roth was a partner at Ernst & Young LLP (including its predecessor firm, Kenneth Leventhal & Co.) since 1991. Mr. Roth is also an advisor to the CEO of Avison Young and an Advisory Board Member of Hodes Weill & Associates. Mr. Roth provides our Board of Trustees with extensive public accounting experience, including knowledge of tax laws applicable to real estate companies, generally accepted accounting principles and public company reporting requirements.

Required Vote and Recommendation

Election of each trustee requires the affirmative vote of a majority of the votes cast with respect to each nominee at the Annual Meeting.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE FOR EACH NOMINEE.

MANAGEMENT AND CORPORATE GOVERNANCE

Our Board of Trustees

Our Board of Trustees held 13 meetings during the fiscal year ended December 31, 2018. Each individual that was a trustee at the time of such meetings attended at least 75% of the aggregate of the total number of meetings of our Board of Trustees and all committees of the Board of Trustees on which he or she served during his or her tenure.

We expect all trustees to attend each annual meeting of shareholders, but from time to time other commitments prevent all trustees from attending each meeting. All trustees that were trustees at such time attended the 2018 Annual Meeting of Shareholders, which was held on May 15, 2018, with the exception of Harold First, who was not nominated for reelection in 2018.

Trustee Independence

Our Board of Trustees has adopted the following categorical standards under our Corporate Governance Guidelines, under which a trustee may not be deemed independent:

•	The trustee is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company. Employment as an interim Chairman, Chief Executive Officer or other executive officer will not disqualify a trustee from being considered independent following that employment in an interim capacity.
•	The trustee has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than trustee and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a trustee for former service as an interim Chairman, Chief Executive Officer or other executive officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.
•	(A) The trustee is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the trustee has an immediately family member who is a current partner of such a firm; (C) the trustee has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the trustee or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit.
•	The trustee or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee.
•	The trustee is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

For purposes of these categorical standards:

•	“affiliate” means any consolidated subsidiary of the Company and any other entity that controls, is controlled by or is under common control with the Company, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity;
•	“executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Exchange Act; and

•	“immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or those who have died or who become incapacitated.

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee, on behalf of our Board of Trustees, undertook its annual review of trustee independence in the first quarter of 2019. During this review, our Board of Trustees, in light of the categorical standards set forth above (which are also documented in our Corporate Governance Guidelines, which is available on our web site at www.lxp.com), considered transactions and relationships between each trustee or any member of his or her immediate family and us and our subsidiaries and affiliates, including those under “Certain Relationships and Related Transactions,” below. Our Board of Trustees also considered whether there were any transactions or relationships between any of our trustees or any member of his or her immediate family (or any entity of which a trustee or an immediate family member is an executive officer, general partner or significant equity holder) and members of our senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with the determination that a trustee is independent.

As a result of this review, our Board of Trustees affirmatively determined that all of the trustees nominated for election at the Annual Meeting, other than Mr. Eglin, are independent of us and our management under applicable regulations, the NYSE listing standards and the standards set forth in our Corporate Governance Guidelines. Mr. Eglin is not considered independent because of his employment with us.

As a result of the Board of Trustees’ affirmative determination, following the Annual Meeting, the Board of Trustees will continue to consist of a majority of independent members.

Committees of our Board of Trustees

Our Board of Trustees has four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee.

	Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
T. Wilson Eglin	C				•
Richard S. Frary	LT	•	•		C
Lawrence L. Gray	•		C		•
Jamie Handwerker	•	•		•
Claire A. Koeneman	•		•	C
Howard Roth	•	C		•

C = Chair

LT = Lead Trustee

Audit Committee.  The Audit Committee of our Board of Trustees was established in accordance with Section 10A-3 of the Exchange Act. The principal functions of the Audit Committee are described below under the heading “Audit Committee Report” and are contained in a written charter, which is available on our web site at www.lxp.com. As of December 31, 2018, the Audit Committee members were Messrs. Roth (Chairperson) and Frary and Ms. Handwerker, each of whom was determined by our Board of Trustees to be “independent” for audit committee purposes as that term is used in applicable listing standards of the NYSE. Our Board of Trustees has determined that Messrs. Roth and Frary each qualify as an “Audit Committee Financial Expert” in accordance with Item 407(d)(5) of Regulation S-K. None of the current Audit Committee members serves on the audit committees of more than three publicly registered companies.

During the fiscal year ended December 31, 2018, the Audit Committee met eight times in-person and telephonically, including quarterly in-person meetings with management, an internal audit consulting firm and our independent registered public accounting firm, to discuss matters concerning, among other things, financial accounting matters, the audit of our consolidated financial statements for the year ended December 31, 2018, the adequacy of our internal controls over financial reporting, and internal audit matters. In addition, at each quarterly in-person Board of Trustees meeting, the Chairperson of the Audit Committee updated the Board of Trustees with respect to matters discussed at the Audit Committee meetings.

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Pursuant to the Audit Committee charter, the Audit Committee is responsible for the pre-approval of all auditing services and, to the extent permitted under applicable law, non-audit services to be provided to the Company by the independent registered public accounting firm engaged by the Company. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity are presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of the independent registered accounting firm engaged by the Company for tax consulting services for specific projects is pre-approved, provided, that the cost of any such retention does not exceed $20,000 and the annual cost of all such retentions does not exceed $50,000.

The Audit Committee previously adopted an Internal Audit Charter, which formalizes the internal audit function of the Company. For the year ended December 31, 2018, the Audit Committee retained CohnReznick LLP to provide internal audit assistance.

Report of the Audit Committee of our Board of Trustees

The management of Lexington Realty Trust, a Maryland real estate investment trust (the “Trust”), is responsible for the internal controls and financial reporting process of Trust. The independent registered public accounting firm is responsible for performing an independent audit of the Trust’s consolidated financial statements and auditing the Trust’s internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and issuing a report thereon. The Audit Committee of the Board of Trustees of the Trust (the “Audit Committee”) is responsible for monitoring and overseeing these processes. The charter of the Audit Committee is designed to assist the Audit Committee in complying with applicable provisions of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange’s listing rules, all of which relate to corporate governance and many of which directly or indirectly affect the duties, powers and responsibilities of the Audit Committee. Among the duties, powers and responsibilities of the Audit Committee as provided in the Audit Committee charter, the Audit Committee:

•	has sole power and authority concerning the engagement and fees of the independent registered public accounting firm,
•	reviews with the independent registered public accounting firm the scope of the annual audit and the audit procedures to be utilized,
•	pre-approves audit and permitted non-audit services provided by the independent registered public accounting firm,
•	reviews the independence of the independent registered public accounting firm,
•	reviews the adequacy of the Trust’s internal accounting controls, and

•	reviews accounting, auditing and financial reporting matters with the Trust’s independent registered public accounting firm and management

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2018 audited consolidated financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm, as required by the applicable requirements of the PCAOB regarding such independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm referred to above, and the Audit Committee’s review of the representations of management, the Audit Committee recommended that the Board of Trustees of the Trust include the December 31, 2018 audited consolidated financial statements in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the United States Securities and Exchange Commission on March 13, 2019.

Audit Committee of the Board of Trustees

/s/ Howard Roth, Chairperson
Richard S. Frary
Jamie Handwerker

Compensation Committee.  The functions of the Compensation Committee are set forth in a written charter, which is available on our web site at www.lxp.com. Primary among these functions are to determine the compensation for our executive officers and non-employee trustees and to administer and review our compensation plans and programs. As of December 31, 2018, the Compensation Committee members were Messrs. Gray (Chairperson) and Frary, and Ms. Koeneman. Each member of the Compensation Committee during 2018 was determined by our Board of Trustees to be “independent” as defined by the applicable listing standards of the NYSE. During the fiscal year ended December 31, 2018, the Compensation Committee met six times.

The Compensation Committee charter reflects various responsibilities, and the Compensation Committee periodically reviews and revises its charter. To assist in carrying out its responsibilities, the Compensation Committee regularly receives reports and recommendations from our executive officers, primarily our Chief Executive Officer, and from an outside compensation consultant it selects and retains. In addition and as appropriate, the Compensation Committee consults with its own legal or other advisors, all in accordance with the authority granted to it under its charter. During 2018, the Compensation Committee retained FPL Associates Compensation, a division of FPL Associates L.P., a nationally known executive compensation and benefits consulting firm, which we refer to as FPL. Other than reviewing and advising with respect to executive and trustee compensation, FPL does not provide any non-executive compensation or other services for us. As a result, FPL is an independent compensation consultant. Management does not retain any executive compensation consultant.

The Compensation Committee has the authority to determine and approve the individual elements of total compensation paid to our executive officers and certain other senior officers. The Compensation Committee reviews the performance and compensation of our executive officers, including the executive officers named in this proxy statement. Our Chief Executive Officer assists in the annual review of the compensation of our other executive officers and certain other senior officers. Our Chief Executive Officer makes recommendations with respect to salary adjustments and annual cash incentive opportunities, annual long-term incentive opportunities and any other long-term incentive awards based on his review and on market data compiled by the Compensation Committee’s compensation consultant or industry associations.

The Compensation Committee may form and delegate authority to subcommittees when and as the Compensation Committee deems necessary and appropriate.

Compensation Committee Report

The Compensation Committee (the “Compensation Committee”) of the Board of Trustees of Lexington Realty Trust, a Maryland real estate investment trust (the “Trust”), has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our Board of Trustees that the Compensation Discussion and Analysis be included in the Trust’s proxy statement for the 2019 Annual Meeting of Shareholders and Annual Report on Form 10-K for the year ended December 31, 2018.

Compensation Committee of the Board of Trustees

/s/ Lawrence L. Gray, Chairperson
Richard S. Frary
Claire A. Koeneman

Nominating and Corporate Governance Committee.  The principal functions of the Nominating and Corporate Governance Committee are to identify individuals qualified to become trustees and/or executive officers, monitor corporate governance guidelines, lead the annual review of our Board of Trustees and make recommendations for service on all other committees and are set forth in a written charter, which is available on our web site at www.lxp.com. As of December 31, 2018, the Nominating and Corporate Governance Committee members were Mses. Koeneman (Chairperson) and Handwerker and Mr. Roth. Each member of the Nominating and Corporate Governance Committee during 2018 was determined by our Board of Trustees to be “independent” as defined by the applicable listing standards of the NYSE. During the fiscal year ended December 31, 2018, the Nominating and Corporate Governance Committee met four times.

Our Board of Trustees believes that the Nominating and Corporate Governance Committee is qualified and in the best position to identify, review, evaluate and select qualified candidates for membership on our Board of Trustees based on the criteria described in the next paragraph. However, the Nominating and Corporate Governance Committee intends to consider nominees recommended by shareholders only if the submission of a recommendation includes a current resume and curriculum vitae of the candidate, a statement describing the candidate’s qualifications, contact information for personal and professional references, the name and address of the shareholder who is submitting the candidate for nomination, the number of shares which are owned of record or beneficially by the submitting shareholder and a description of all arrangements or understandings between the submitting shareholder and the candidate for nomination. Submissions should be made to: Lexington Realty Trust, One Penn Plaza, Suite 4015, New York, NY 10119-4015, Attention: Secretary. The Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination except as may be required by contractual obligations of the Company.

In recommending candidates for membership on our Board of Trustees, the Nominating and Corporate Governance Committee’s assessment includes consideration of issues of judgment, diversity, expertise, and experience. The Nominating and Corporate Governance Committee believes that a diverse board is one that includes differences of viewpoints, professional experience, education, skill, and other individual qualities and attributes that contribute to board heterogeneity. The Nominating and Corporate Governance Committee also considers other relevant factors as it deems appropriate. Generally, qualified candidates for board membership should (i) demonstrate personal integrity and moral character, (ii) be willing to apply sound and independent business judgment for the long-term interests of shareholders, (iii) possess relevant business or professional experience, technical expertise, or specialized skills, (iv) possess personality traits and backgrounds that fit with those of the other trustees to produce a collegial and cooperative environment, (v) be responsive to our needs, and (vi) have the ability to commit sufficient time to effectively carry out the duties of a trustee. The Nominating and Corporate Governance Committee also considers the benefits of having a board comprised of a mix of individuals who are newer to the Company and can provide new perspectives and those with longer tenure with the Company who will provide a deeper understanding of the Company’s strategy over time. After completing this evaluation and review, the Nominating and Corporate Governance Committee makes a recommendation to our Board of Trustees as to the persons who should be nominated by our Board of Trustees, and our Board of Trustees determines the nominees after considering the recommendation and report of the Nominating and Corporate Governance Committee.

To the extent there is a vacancy on our Board of Trustees, the Nominating and Corporate Governance Committee will either identify individuals qualified to become trustees through relationships with our trustees or executive officers or by engaging a third party.

Executive Committee.  The principal function of the Executive Committee is to exercise the authority of our Board of Trustees regarding routine matters performed in the ordinary course of business or specific authority as authorized and approved by our Board of Trustees. As of December 31, 2018, the Executive Committee was comprised of Messrs. Frary (Chairperson), Gray, Eglin, and Roskind. The Executive Committee does not meet regularly, but meets as necessary or as directed by our Board of Trustees.

Board Leadership Structure and Strategy and Risk Oversight

Our board leadership structure currently consists of an independent Lead Trustee and an executive Chairman.

Prior to Mr. Roskind’s resignation as Chairman and a trustee on March 31, 2019, our board leadership structured consisted of a separate Chief Executive Officer (Mr. Eglin) and Chairman (Mr. Roskind). Until his retirement as an employee of the Company in January 2019, Mr. Roskind was an executive Chairman. Following Mr. Roskind’s resignation as Chairman and a trustee on March 31, 2019, our Board of Trustees appointed Mr. Eglin as Chairman, combining the roles of Chief Executive Officer and Chairman. The Board determined that it was appropriate to combine the positions at this time due to Mr. Eglin’s critical role in our current strategy and his longevity with us. Mr. Eglin has guided us through various market cycles and our Board of Trustees believes that he is the appropriate person to serve as our Chairman.

During Mr. Roskind’s tenure as executive Chairman, our Board of Trustees determined that a Lead Trustee, who is independent, was necessary and appropriate to provide additional, independent leadership to the Board. With the combination of the Chairman and Chief Executive Officer role, the Board of Trustees determined to continue to role of independent Lead Trustee as well. The independent Lead Trustee acts as a liaison between the independent trustees and management and presides at all regularly-scheduled executive sessions of the non-management members or independent members of our Board of Trustees. Mr. Frary was our independent Lead Trustee as of December 31, 2018, and continues in this role in 2019.

Strategy and risk are an integral part of our Board of Trustees and Committee deliberations throughout the year. Management regularly updates, and reports to our Board of Trustees with respect to, our business plan. Management also performs a quarterly fraud risk assessment, which is reported to our Board of Trustees. The quarterly fraud risk assessment assesses the critical risks we face (e.g., strategic, operational, financial, legal/regulatory, and reputational), their relative magnitude and management’s actions to mitigate these risks. In addition, the Audit Committee assists our Board of Trustees with the oversight of our risk management program, including its oversight of our internal audit function, enterprise risk management and cybersecurity risks.

Best Practices

We are mindful of the concerns of our shareholders and of proxy advisory groups. Within reason, we strive to implement best governance practices. In that regard, and in addition to the items disclosed elsewhere, we have implemented the following corporate governance practices.

Proxy Access	Our bylaws provide for proxy access.
Trustee Refreshment	Upon attaining the age of 75 and annually thereafter, each trustee is required to tender a letter of resignation from our Board of Trustees to the chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the trustee’s continuation on our Board of Trustees, and recommends to our Board of Trustees whether, in light of all the circumstances, our Board of Trustees should accept such proposed retirement or request that the trustee continue to serve on the Board of Trustees.

Management Succession Plan	On an annual basis, our Chief Executive Officer submits a management succession plan that provides for the ordinary course and emergency succession for our Chief Executive Officer and other key members of management, which is reviewed by the Nominating and Corporate Governance Committee.
Self-Assessment	Our Board of Trustees and its committees each perform an annual self-assessment.
Board Independence	Our Board of Trustees is at least two-thirds independent.
Independent Lead Trustee	We have an independent Lead Trustee because our Chairman was, until recently, an executive officer of the Company.
Anti-Pledging/Hedging	We prohibit margin and/or pledging and/or hedging arrangements by our trustees and executive officers.
Share Ownership	• We have the following common share beneficial ownership requirements (after a phase-in period):
º Chief Executive Officer: at least six times annual base salary.
º Three next most highly compensated executive officers: at least three times annual base salary.
º The fifth most highly compensated executive officer: at least two times annual base salary.
Non-management trustees: at least three times annual retainer.
Share Retention	We require our executive officers to maintain beneficial ownership of at least 50% of any common shares acquired by them through our equity award plans from the later of November 2009 and the date of appointment as an executive officer of the Company, including, without limitation, through option awards and vesting of restricted shares, after taxes and transaction costs, until retirement or other termination of employment.
Trustee Compensation	Our non-management trustees are required to take at least 50% of their compensation from us in our common shares.
Share Options	Our equity plan prohibits cash buyouts of underwater options.
Tax Gross-Ups	We have no tax gross-ups or single-trigger change-in-control severance arrangements.
Tenure	The average tenure of our independent trustees is less than 5 years as of the date of this proxy statement.
Declawed Blank Check Preferred	Blank check preferred shares cannot be issued as a “takeover” defense.
Shareholder Written Consent	Shareholders can act by written or electronic consent to the same extent shareholders can act at a meeting at which all shares are present and voted.
Special Meetings	Shareholders holding at least 25% of our outstanding common shares can call a special meeting of the shareholders.
No Exclusive Venue/Forum	There is no exclusive venue or forum for shareholder litigation.
No Fee Shifting	There is no fee shifting provision for unsuccessful shareholder litigants.
No Poison Pill	We do not have a poison pill.
Bylaw Amendment	Shareholders have concurrent power to amend our Bylaws.

Shareholder Communications

Parties wishing to communicate directly with our Board of Trustees, an individual trustee, the Lead Trustee or the non-management members of our Board of Trustees as a group should address their inquiries to our General Counsel by mail sent to our principal office located at One Penn Plaza, Suite 4015, New York, New York 10119-4015. The mailing envelope should contain a clear notification indicating that the enclosed letter is an “Interested Party/Shareholder-Board Communication,” “Interested Party/Shareholder-Trustee Communication,” “Interested Party/Shareholder-Lead Trustee Communication” or “Interested Party/Shareholder-Non-Management Trustee Communication,” as the case may be.

Periodic Reports, Code of Ethics, Committee Charters and Corporate Governance Guidelines

Our Internet address is www.lxp.com. We make available free of charge through our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, other filings with the SEC, and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such materials with the SEC. We also have made available on our web site copies of our current Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Code of Business Conduct and Ethics, and Corporate Governance Guidelines. In the event of any changes to these charters or the code or the guidelines, updated copies will also be made available on our web site.

You may request a copy of any of the documents referred to above, without charge to you, by contacting us at the following address, email or telephone number:

Lexington Realty Trust
One Penn Plaza, Suite 4015
New York, NY 10119-4015
Attention: Investor Relations

ir@lxp.com
(212) 692-7200

Certain Relationships and Related Transactions

Policy.  Under our policy regarding the review, approval and ratification of any related party transaction, the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) reviews the relevant facts and circumstances of each related party transaction, including whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, taking into account the conflicts of interest and corporate opportunity provisions of our Code of Business Conduct and Ethics, and the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) either approves or disapproves the related party transaction. Any related amendment to, or waiver of any provision of, our Code of Business Conduct and Ethics for executive officers or trustees must be approved by the Nominating and Corporate Governance Committee (consisting of the non-conflicted members) and will be promptly disclosed to our shareholders as required by applicable laws, rules or regulations including, without limitation, the requirements of the NYSE.

Any related party transaction will be consummated and continue only if the Audit Committee or the Board of Trustees (consisting of all of the non-conflicted members) has approved or ratified such transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party” is: (1) any person who is, or at any time since the beginning of our last fiscal year was, one of our trustees or executive officers or a nominee to become one of our trustees; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any immediate family member of any of the foregoing persons, which means any spouse, child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law; and (4) any firm, corporation, or other entity in which any of the foregoing persons is employed, is a general partner, principal, or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

We have also adopted a written supplemental policy for related party transactions involving our trustees and trustee nominees and our executive officers and any immediate family member of the foregoing persons, which provides for additional levels of review and exclusion of the related party from discussions, negotiations and approvals of the related party transaction. The full supplemental policy is set forth in our Code of Business Conduct and Ethics.

Indemnification Agreements.  Our trustees and certain of our executive officers have entered into indemnification agreements with us. Pursuant to these agreements, we agree to indemnify the trustee or executive officer who is a party to such an agreement against any and all judgments, penalties, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by the trustee or executive officer or in a similar capacity for any other entity at our request. These agreements include certain limitations on our obligations in certain circumstances, particularly in situations in which such indemnification is prohibited or limited by applicable law.

Charitable Contributions

During 2018, we did not make any charitable contribution to any tax-exempt organization in which any independent trustee serves as an executive officer.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2018 is or has been one of our executive officers. Further, none of our executive officers has ever served as a member of the compensation committee or as a director of another entity whose executive officers served on our Compensation Committee or as a member of our Board of Trustees.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Summary.

This Compensation Discussion and Analysis section discusses the compensation policies and programs for our named executive officers.

Named Executive Officers.  Our named executive officers are:

Name	Title
T. Wilson Eglin	Chairman, Chief Executive Officer and President
Patrick Carroll	Executive Vice President and Chief Risk Officer (formerly Chief Financial Officer and Treasurer)
E. Robert Roskind	Former Chairman
Joseph S. Bonventre	Executive Vice President, General Counsel and Secretary
Lara Johnson	Executive Vice President

Mr. Carroll was appointed Chief Risk Officer on March 25, 2019 and relinquished the titles of Chief Financial Officer and Treasurer. He served as Chief Financial Officer throughout fiscal year 2018. Mr. Roskind, one of our former executives, retired on January 15, 2019 as an employee. Ms. Johnson was appointed an Executive Officer in 2018.

Compensation Committee Responsibility and Philosophy.  The Compensation Committee administers the compensation policies and programs for our named executive officers and regularly reviews and approves our compensation strategy and principles to ensure that they are aligned with our business strategy and objectives, encourage high performance, promote accountability and assure that management’s interests are aligned with the interests of our shareholders. The Compensation Committee believes that the compensation program should further both short-term and long-term business goals and strategies while enhancing shareholder value. In keeping with this philosophy, the compensation program’s objectives are to:

•	maintain a transparent compensation program that is easy for all of our shareholders to understand;
•	further align the interests of our named executive officers with those of our shareholders;
•	strengthen the relationship between pay and performance; and
•	retain key members of management.

The Compensation Committee believes that the business judgment of its members is necessary to properly evaluate and design an executive compensation program.

2018 “Say on Pay” Advisory Vote.

In 2018, approximately 97% of our shareholders voted “FOR” the compensation of our named executive officers as disclosed in the related proxy statement, which has been consistent with the approval level for the recent years. Based on such approvals, the Compensation Committee has largely maintained the compensation framework approved in 2018 for 2019 with modifications for our 2019 business plan objectives.

2016	2017	2018
97% FOR	99% FOR	97% FOR

Executive Compensation Best Practices.

In addition to the items discussed elsewhere in this proxy statement, our executive compensation programs contain the following best practices:

✓	Clawback: Our Amended and Restated 2011 Equity-Based Award Plan provides for the recoupment or clawback of awards under circumstances involving materially inaccurate results or misconduct.
✓	Performance Driven: A majority of the annual cash incentive target opportunity and the long-term incentive target opportunity for executive compensation is based on annual pre-defined objective performance measures, which will be disclosed with sufficient detail to allow shareholders to calculate performance.
✓	Independent Compensation Consultant: The Compensation Committee uses an independent compensation consultant that does not perform any work directly for our management.
✓	Peer Groups: We utilize a competitor peer group and a size-based peer group, but our Compensation Committee tends to focus more on the size-based peer group because the size of the companies in the competitor peer group varies greatly. While references are made to the average of the average of the competitor-based peer group and the size-based peer group, the Compensation Committee does not target the median, average or any percentile of the peer group.
✓	Compensation Risk Assessment: In approving compensation programs, the Compensation Committee considers whether the compensation programs encourage unnecessary or excessive risk taking. Our annual incentives do not rely on total return to shareholders because the Compensation Committee believes that total shareholder return is appropriate for long-term incentives. Our long-term incentives currently have three-year performance periods. Our annual incentives are based on multiple performance metrics and we do not have any guaranteed minimum payouts.

Determining the Amount of Each Element of Compensation.

The Compensation Committee reviews the performance of each of our named executive officers, including our Chief Executive Officer, on an annual basis. The Compensation Committee considers, among other things, (1) the scope of the individual’s responsibilities, including the demands and profile of the positions held by the individual, (2) the individual’s experience and tenure with us, (3) the individual’s performance and contribution to our performance, (4) our performance against annual objectives set forth in management’s business plan, and (5) competitive salaries. The Compensation Committee retains an independent compensation and benefits consultant, FPL, and considers the results of compensation studies prepared for it by such consultant or industry and trade associations.

No formal internal pay equity study is done, but our Compensation Committee retains the discretion to reduce certain payouts to align payouts with individual responsibilities and performance. Our Chief Executive Officer assists in the annual review of our named executive officers and makes recommendations to the Compensation Committee. However, the Compensation Committee makes all determinations with respect to the actual compensation of our named executive officers, including our Chief Executive Officer.

The independent compensation consultant provides the following services to the Compensation Committee:

•	Management Data Collection:
º	reviewing historical pay philosophy and practices;
º	confirming the existing compensation philosophy; and
º	reviewing the Chief Executive Officer’s recommendations.

•	Compensation Guidance and Commentary:
º	providing initial thoughts and reactions to the Chief Executive Officer’s recommendations in light of then current market practices and performance;
º	providing thoughts and perspectives on the broader REIT market, from a compensation perspective, based on ongoing conversations with executives/board members and up-to-date compensation data; and
º	providing studies and recommendations regarding peer group data.

We are always competing for the best talent with our direct industry peers and with the broader market. Accordingly, the Compensation Committee regularly reviews the market data, pay practices and ranges of our “peer” companies and the broader market to ensure that we continue to offer a relevant and competitive executive pay program each year. Throughout this Compensation Discussion and Analysis, we refer to two distinct peer groups, as described below, which were established by the independent compensation consultant, the Compensation Committee and our Chief Executive Officer in 2018.

•	Competitor Peer Group. For 2018, this group consisted of twelve public REITs, which are either (1) our competitors for property acquisitions and tenants in the single-tenant net-lease space or (2) owners of a portfolio of primarily net-leased assets. The companies included in this peer group are as follows:

EPR Properties
Getty Realty Corp.
National Retail Properties, Inc.
One Liberty Properties, Inc.
Realty Income Corporation
Rexford Industrial Realty, Inc.

Spirit Realty Capital, Inc.
STAG Industrial, Inc.
STORE Capital Corporation
Uniti Group Inc.
VEREIT, Inc.
W.P. Carey Inc.

This competitor peer group helped the Compensation Committee understand how each named executive officer’s total compensation compares with the total compensation for reasonably similar positions at our most direct REIT competitors.

•	Size Peer Group. For 2018, this group consisted of twenty public REITs, which operate across multiple asset classes and are similar in size to our total capitalization as of November 30, 2018. The total market capitalization range for this peer group was $3.2 billion to $5.2 billion as of December 31, 2017 and $3.4 billion to $5.1 billion as of November 30, 2018. Our total market capitalization was at approximately the 63rd percentile ($4.5 billion) and 14th percentile ($3.9 billion) of this peer group as of December 31, 2017 and November 30, 2018, respectively. The companies included in this peer group are as follows:

Acadia Realty Trust
Brandywine Realty Trust
Columbia Property Trust, Inc.
EastGroup Properties, Inc.
Equity Commonwealth
Mack-Cali Realty Corporation
National Health Investors, Inc.
Pebblebrook Hotel Trust
Physicians Realty Trust
Piedmont Office Realty Trust, Inc.

QTS Realty Trust, Inc.
Retail Opportunity Investments Corp.
Retail Properties of America, Inc.
Rexford Industrial Realty, Inc.
Seritage Growth Properties
STAG Industrial, Inc.
Tanger Factory Outlet Centers, Inc.
Urban Edge Properties
Washington Prime Group Inc.
Xenia Hotels & Resorts, Inc.

The size-based peer group helped the Compensation Committee compare our overall compensation practices against a broader mix of REITs to ensure that our compensation practices are reasonable in light of the size of our organization. Although the two peer groups are comprised solely of REITs, we also compete with other public and private companies in the New York metropolitan marketplace for talent. Therefore, we also consider other information regarding market trends in compensation in addition to the data derived from these peer group reviews.

2018 Company Performance.

Our operational performance in 2018 was different than our common share price performance in 2018. While we met or exceeded all of our operational performance measures, our total return to shareholders was negative.

$316M Acquired	5.9M Shares Repurchased	$1.1B Sold	1.9M SF Leased	4.7X Net Debt to Adjusted EBITDA

As a result of our operational performance measures, the Compensation Committee was required to award certain compensation under our 2018 executive compensation plan. However, we designed our long-term incentive plans to ensure that our executives do not benefit, and forfeit previously granted compensation, if our total shareholder return relative to a specified index and peer group do not meet certain thresholds. As of December 31, 2018, the total shareholder return for the performance shares covering the 2016 – 2018 period was strong and resulted in above-target payouts; however, the performance shares covering the 2017 – 2019 period and the 2018-2020 period are tracking below target. As a result, we believe that our compensation programs are working as designed.

Reported, Realizable and Realized Pay for CEO.

A more complete view of total direct compensation (base salary, annual incentive opportunity and long-term incentive opportunity) requires a breakdown of “reported,” “realizable” and “realized” pay. A significant portion of the compensation reported in the Summary Compensation Table below is “realizable” pay, some of which may never be “realized” pay. However, the fair value of the “realizable” pay on the grant date is “reported” pay. Fair value is computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718, as follows:

•	Service-based equity awards: Fair value of the award is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant) and does not reflect any time-based vesting conditions or service period even though it is not “realized” pay.
•	Performance-based equity awards: Fair value of the award is determined using a Monte Carlo simulation model, which is an estimation of the value based on hypothetical models. However, if such performance is never achieved, the awards will not result in “realized” pay.

The following sets forth the reported, realizable and realized pay for Mr. Eglin, our Chief Executive Officer, for 2018, 2017 and 2016:

Year	Reported(1)	Realizable(2)	Realized(3)	Percentage of Reported Pay Realized in Period
2018	$5,071,152	$2,872,067	$2,199,085	43%
2017	$3,254,315	$1,539,415	$1,714,900	53%
2016	$3,341,304	$1,454,161	$1,887,143	56%
Three-Year Total	$11,666,771	$5,865,643	$5,801,128	50%

(1)	Reported pay is the Total from the Summary Compensation Table below.
(2)	Realizable pay consists of the Share Awards from the Summary Compensation Table below.
(3)	Realized pay includes Salary, Non-Equity Incentive Plan Compensation and All Other Compensation from the Summary Compensation Table below for the applicable year.

Elements of Compensation Program Applicable to Named Executive Officers for 2019.

The Compensation Committee retained FPL as its independent compensation consultant to perform an analysis of our compensation practices for our named executive officers with those of our peers and to make recommendations with respect to the compensation program applicable to our named executive officers for 2019. Mr. Roskind was only an employee until January 15, 2019 and is not participating in any of our executive compensation programs for 2019.

Base Salary.  The Compensation Committee believes that base salaries provide our named executive officers with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. For 2019, the Compensation Committee approved increases in base salaries for certain of our named executive officers as noted below to ensure base salaries, and, in certain situations, overall compensation, remains competitive. Base salaries are as follows:

Officer	2019 Base Salary	2018 Base Salary	% Change
T. Wilson Eglin	$750,000	$719,000	4%
Patrick Carroll	$325,000	$425,000	-24%
Joseph S. Bonventre	$375,000	$341,000	10%
Lara Johnson	$300,000	$295,000	2%

Mr. Carroll’s annual base salary was reduced to $325,000 upon his stepping down as Chief Financial Officer and his appointment as Chief Risk Officer in March 2019.

Annual Cash Incentive Opportunity.  The annual cash incentive opportunity is designed to supplement the cash compensation of our named executive officers so that cash compensation is competitive within our industry and peer groups and properly rewards our named executive officers for their performance and their efforts for meeting specified objectives. The annual cash incentive opportunity for the 2019 executive compensation program for our continuing named executive officers, other than Mr. Carroll, will be a percentage of base salary as follows:

Officer	Threshold		Target		Maximum
T. Wilson Eglin	56.25%	$421,875	112.5%	$843,750	225%	$1,687,500
Joseph S. Bonventre	50%	$187,500	100%	$375,000	200%	$750,000
Lara Johnson	50%	$150,000	100%	$300,000	200%	$600,000

Our Chief Executive Officer’s target total cash compensation (base salary plus target annual cash incentive) of $1,593,750 is approximately 9% less than the average target total cash compensation in the average of the two 2018 peer groups.

Seventy percent of the annual cash incentive opportunity for our named executive officers, other than Mr. Carroll, will be determined by the following predefined objective performance measures derived from our business plan for the period commencing January 1, 2019 and ending December 31, 2019. The Compensation Committee believes the targets for the annual cash incentive opportunity are reasonable and rigorous. The Compensation Committee’s determination of whether an item was met will be disclosed in the proxy statement for the 2019 Annual Meeting of Shareholders.

Item	Weighting	Target	Rationale
Investments Volume	30%	$400 million	We expect management to focus on acquisitions of high-quality industrial warehouse and distribution facilities, which is an important part of our 2019 business plan and future growth.
Dispositions	30%	$400 million	Following the acceleration of our disposition plan in 2018, we expect management to be a prudent seller of our remaining non-core assets with the focus on maximizing value on an individual basis.
Portfolio Management Occupancy	5%	96%	We believe that creating and maintaining positive working relationships with our tenants is fundamental to sustaining and enhancing shareholder value of the long-term. We expect management to be proactive in managing our existing assets.
Composition (Industrial/Other)	7.5%	80%/20%
Top 50 Industrial Markets (% of Revenue from Industrial Portfolio)	7.5%	65%
Balance Sheet	During the financial crisis, we commenced a plan to strengthen our balance sheet, which culminated in receiving investment-grade credit ratings. During 2018, we managed our balance sheet to the lowest leverage level in recent history. We expect management to continue to be disciplined with our capital structure and balance sheet capacity and flexibility.

Credit Rating	5%	Maintain current ratings
Net Debt/Adjusted EBITDA(1)	5%	<5.5x
G&A Reduction	10%	$1.5 million	We are focused on operating as efficiently as possible. At the beginning of 2018, we set a target to reduce general and administrative expenses by $5 million over a three year period ending December 31, 2020. In 2018, we reduced general and administrative expenses by $2.5 million year over year. The reduction will be calculated on a “run-rate” basis.

(1)	Calculated in accordance with our principal credit agreement.

The Compensation Committee has the ability, in its sole discretion, to clawback any amounts, as appropriate, if audited financial results would provide for lower incentive payouts. The Compensation

Committee will also have the right to modify the measurements and lower payouts to account for unusual and nonrecurring items or if any potential payouts are inappropriate in light of other circumstances, such as overall company or individual performance or unique market conditions.

The remaining thirty percent of the annual cash incentive opportunity for our named executive officers, other than Mr. Carroll, and one hundred percent of the annual cash incentive opportunity for Mr. Carroll is entirely subjective and will be based on individual and company performance. Individual performance will be specific to the duties and responsibilities of the named executive officer.

Mr. Carroll will not be compensated pursuant to established performance criteria. His annual incentive opportunity will be entirely subjective and based on the Committee’s evaluation of his individual performance and Company performance.

Long-Term Incentive Opportunity.  The long-term incentive opportunity is designed to increase the ownership of us by our named executive officers, while motivating long-term performance, encouraging long-term dedication to us and operating as a retention mechanism. No performance-based shares are earned for results below the threshold level.

The long-term incentive opportunity for the 2019 executive compensation program for our named executive officers is a long-term incentive award consisting of a mix of performance-based non-vested shares and service-based non-vested shares. Vesting for performance-based non-vested shares is tied to our total shareholder return relative to other REITs for the three-year period beginning January 1, 2019 and ending December 31, 2021, subject to the named executive officer’s continued employment and, as applicable, any employment agreement or written severance policy that is in effect.

Type:	Performance-Based Non-Vested Shares		Service-Based Non-Vested Shares
Amount of Target Award:	30%	30%	40%
Comparator Group:	SNL US Equity REIT Index	Competitor peer group(1)	N/A
Vesting Conditions:	Cliff-based vesting after three year performance period commencing January 1, 2019.(2)		Pro-rata vesting annually over three years.
Dividends	Accrue and are only payable if and to the extent the shares vest.		Currently paid.
Rationale	Performance assessments within our applicable industry group and competitor peer group similar to shareholder comparison when making an investment decision.		Enhance retention and promote longer-term equity ownership in us.

(1)	Initially consisting of: EPR Properties (EPR), Getty Realty Corp. (GTY), Monmouth Real Estate Investment Corporation (MNR), National Retail Properties, Inc. (NNN), One Liberty Properties, Inc. (OLP), Realty Income Corporation (O), Rexford Industrial Trust, Inc. (REXR), Spirit Realty Capital, Inc. (SRC), STAG Industrial, Inc. (STAG), STORE Capital Corporation (STOR), Uniti Group, Inc. (UNIT), VEREIT (VER) and W.P. Carey Inc. (WPC).
(2)	Threshold performance is set at the 33rd percentile, target performance at the 50th percentile, and maximum performance at the 75th percentile versus the respective group. Straight-line interpolation is used to determine awards for results between performance levels.

The long-term incentive opportunity is as follows:

	Performance-Based Opportunity			Service-Based Award	Total Target Opportunity	Change from 2018
Officer	Threshold	Target	Maximum
T. Wilson Eglin	$540,000	$1,080,000	$2,160,000	$720,000	$1,800,000	-28%
Patrick Carroll	$165,000	$330,000	$660,000	$220,000	$550,000	-8%
Joseph S. Bonventre	$112,500	$225,000	$450,000	$150,000	$375,000	1%
Lara Johnson	$76,500	$153,000	$306,000	$102,000	$255,000	-12%

Due to the reduction in Mr. Eglin’s 2019 opportunity compared to the opportunity awarded in 2018, the Compensation Committee increased the time-based portion of the award from 30% to 40%. The target long-term incentive opportunity for our Chief Executive Officer is approximately 33% less than the average of the average long-term incentive award in the two peer groups.

The number of performance-based non-vested shares (calculated using maximum opportunity level for accounting purposes) and service-based non-vested shares granted and issued was based on the closing price of our common shares on January 2, 2019 (the date specified in the Compensation Committee’s approval), which was $8.12 per share; with the number of performance-based non-vested shares rounded to the nearest share and the number of service-based non-vested shares rounded up to the nearest 10 shares to avoid fractional shares when vesting. We expect to disclose the amount of performance-based non-vested shares that vest in our definitive proxy statement for the 2022 Annual Meeting of Shareholders.

At Risk Compensation.  Approximately 57% of 2019 total compensation opportunity for our Chief Executive Officer at the target level is “at risk” and subject to performance (subjective and pre-defined objective) measures, including 32% of the 2019 total compensation opportunity to our Chief Executive Officer at the target level that is subject to pre-defined post-2019 performance measures. This compares to 64% of 2018 total compensation opportunity for our Chief Executive Officer at the target level, including 44% subject to future pre-defined performance measures. The primary driver of the decrease is the reduction in the amount of Mr. Eglin’s long-term incentive opportunity. The following illustrates our Chief Executive Officer’s 2019 total compensation at target level.

Recap of 2018 Executive Compensation Program.

2018 Executive Compensation Program.  The 2018 executive compensation program consisted of (1) base salary (disclosed above), (2) annual cash incentive opportunity, and (3) annual long-term opportunity (except for Mr. Roskind, who did not participate in the annual long-term incentive opportunity in 2018).

Annual Cash Incentive Awards.  The annual cash incentive award under the 2018 executive compensation program was as follows:

Officer	2018 Award	% of Target
T. Wilson Eglin	$793,000	98%
Patrick Carroll	$450,000	106%
E. Robert Roskind	$426,000	N/A
Joseph S. Bonventre	$400,000	117%
Lara Johnson	$325,000	110%

Mr. Roskind received a $426,000 annual cash incentive award for 2018 pursuant to his retirement agreement.

The target annual cash incentive opportunity for Messrs. Eglin, Carroll and Bonventre and Ms. Johnson was a percentage of base salary as follows: 112.5% for Mr. Eglin; and 100% for the others. Seventy percent (70%) of the annual cash incentive opportunity was based on pre-defined objective measures (from January 1, 2018 to December 31, 2018) and 30% was based on subjective measures as disclosed in definitive proxy statement for the 2018 Annual Meeting of Shareholders.

In January 2019, the Compensation Committee evaluated the Company’s performance on the objective and subjective measures and made the determinations as detailed below.

Item	Weighting	Target	Estimated at 12/31/2018	Determination
Investments
Volume(1)	30%	$300 million	$365 million	Target plus
Dispositions	30%	$300 million	$1.06 billion	Maximum
Portfolio Management
Occupancy	10%	>97%	95.1%	Target minus
Balance Sheet
Credit Ratings	10%	Maintain	Maintained	Target
Net Debt to Adjusted EBITDA	10%	6.5x	4.7x	Maximum
G&A Reduction	10%	$2 million	$2 million	Target

(1)	Includes common share repurchases.
(2)	Determined on a “run rate” basis.

The determination of the objective measurements resulted in each named executive officer being entitled to 140% of the target objective portion of the 2018 annual incentive opportunity, or approximately 98% of the total target opportunity. The Compensation Committee had the ability to clawback any amounts, as appropriate, if audited financial results would provide for lower incentive payouts. However, our audited financial results did not provide for lower incentive payouts.

With respect to the subjective portion of the annual cash incentive opportunity, the Compensation Committee made the following determinations:

Officer	Rationale	% of Target Subjective Portion
T. Wilson Eglin	Mr. Eglin developed and oversaw the implementation of our annual business plan. Mr. Eglin was the primary driver behind the acceleration of our sales efforts in 2018. Mr. Eglin also spent considerable time with shareholders, analysts and potential investors to explain our objective to become an industrial focused real estate investment trust. While we met or exceeded all of our objectives in 2018, the Compensation Committee did not award a subjective bonus to Mr. Eglin due to the announcement in 2018 of the expected dividend reduction and the impact we believe that such announcement had on our total return to shareholders for 2018. The Compensation Committee believes that the positive impacts of Mr. Eglin’s vision for us are starting to be realized and that Mr. Eglin will be compensated upon further realization in future years when shareholders also receive the benefits of reinvesting the retained capital from the dividend reduction.
		0%
Patrick Carroll	Mr. Carroll maintained a balance sheet that marked the lowest leverage level in recent history. Mr. Carroll monitors G&A costs and led the effort to release Lepercq Corporate Income Fund L.P. from all obligations under our credit facility and senior notes, which allowed us to deregister it from its obligation to file financial statements with the SEC.	26%
Joseph S. Bonventre	Mr. Bonventre oversaw legal compliance, monitored transactions, including the joint venture transaction for the office portfolio sold in 2018. Mr. Bonventre also assists in monitoring G&A costs.	64%
Lara Johnson	Ms. Johnson oversaw and was directly involved in a significant level of disposition activity. She was the lead transaction person on substantially all of our dispositions, including the joint venture transaction for the office portfolio sold in 2018.	41%

Overall, the subjective award of the 2018 annual cash incentive opportunity was reduced significantly from 2017 due to the overall performance and as a result of determining total compensation relative to the peer groups.

Annual Long-Term Incentive Award.  The 2018 annual long-term incentive award was disclosed in the proxy statement for the 2018 Annual Meeting of Shareholders, with the exception of the amount of the awards for Ms. Johnson, who was not a named executive officer at the time. The 2018 awards are similar to the 2019 long-term incentive awards described above, but with a performance period of January 1, 2018 to December 31, 2020. The awards granted were as follows:

Officer	Performance-Based Opportunity			Service-Based Award	Total Target Opportunity
	Threshold	Target	Maximum
T. Wilson Eglin	$875,000	$1,750,000	$3,500,000	$750,000	$2,500,000
Patrick Carroll	$180,000	$360,000	$720,000	$240,000	$600,000
Joseph S. Bonventre	$111,000	$222,000	$444,000	$148,000	$370,000
Lara Johnson	$87,000	$174,000	$348,000	$116,000	$290,000

Mr. Eglin’s 2018 target long-term incentive opportunity was 6% less than the average of the average long-term incentive award in the two peer groups that the Compensation Committee utilized at the time of the grant. In addition, the percentage of the performance-based opportunity was increased from 60% to 70% of the total target opportunity for Mr. Eglin’s 2018 long-term incentive opportunity.

Performance-Based Opportunity of Outstanding Long-Term Incentive Awards.

The following is the result of the performance-based opportunity portion of the long-term incentive awards granted in 2016 for the performance period ended on December 31, 2018:

Performance Period Start Date	Peer Group Percentile Ranking	Index Percentile Ranking
1/1/2016	70.00%	68.15%

This performance resulted in vesting of 88.15% of the total performance-based maximum opportunity for the 2016 performance awards in January 2019 as follows (equals the grant date value):

Officer	Performance- Based Realized Amount	Performance- Based Forfeited Amount
T. Wilson Eglin	$942,353	$126,702
Patrick Carroll	$419,066	$56,345
E. Robert Roskind	$303,843	$40,854
Joseph S. Bonventre	$308,244	$41,446
Lara Johnson	$220,174	$29,603

Accrued dividends were also paid on the awards that vested upon vesting.

The following is a summary of the performance-based opportunity portion of the long-term incentive awards granted in 2017 and 2018 assuming the performance period for each award ended on December 31, 2018:

Performance Period Start Date	Peer Group Percentile Ranking	Index Percentile Ranking
1/1/2017	27.27%	36.99%
1/1/2018	15.38%	49.18%

This performance is tracking to result in the following vesting (equals the grant date value and excludes accrued dividends):

Officer	Year of Grant	Expected Performance-Based Realized Amount	Expected Performance-Based Forfeited Amount
T. Wilson Eglin	2017	$124,343	$703,010
	2018	$565,878	$1,660,535

Patrick Carroll	2017	$70,580	$370,543
	2018	$116,408	$341,602

Joseph S. Bonventre	2017	$25,288	$142,971
	2018	$71,786	$210,655

Lara Johnson	2017	$62,805	$185,275
	2018	$56,267	$165,108

Mr. Roskind forfeited his 2017 performance shares upon his retirement in January 2019. The actual payouts for the 2017 awards will be disclosed in the proxy statement for the 2020 Annual Meeting of Shareholders and the actual payouts for the 2018 awards will be disclosed in the proxy statement for the 2021 Annual Meeting of Shareholders.

Companywide Retirement and Health and Welfare Benefits.

General.  In addition to the executive compensation programs outlined in this proxy statement, our named executive officers participate in retirement and health and welfare benefits that are available to all employees with no distinction made among any groups of employees other than as required by applicable tax rules.

Executive Life Insurance Policies.  In 2001, our Board of Trustees approved individual/portable term life insurance policies for our named executive officers who were employed by us at the time, which are in addition to the benefits set forth above. We pay the premiums under these policies each year that the insured is one of our employees. The premiums for 2018 were: $1,314 for Mr. Eglin and $712 for Mr. Carroll. Each policy provides for a maximum benefit of $700,000. Mr. Roskind did not receive this benefit in 2018 because his policy expired by its terms and were not renewed. Mr. Bonventre and Ms. Johnson do not receive this benefit because neither was a named executive officer in 2001.

Summary Compensation Table

The following table sets forth summary information concerning the compensation earned by our named executive officers for the fiscal years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Share Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
T. Wilson Eglin Chairman, Chief Executive Officer and President	2018	719,000	—	2,872,067	—	793,000	—	687,085	5,071,152
	2017	665,000	—	1,539,415	—	864,000	—	185,900	3,254,315
	2016	640,000	—	1,454,161	—	1,080,000	—	167,143	3,341,304
Patrick Carroll Executive Vice President, Chief Risk Officer and Former Chief Financial Officer	2018	425,000	—	676,623	—	450,000	—	214,650	1,766,273
	2017	425,000	—	681,162	—	489,000	—	43,848	1,639,010
	2016	410,000	—	646,714	—	615,000	—	50,245	1,721,959
E. Robert Roskind Former Chairman	2018	525,000	—	—	—	426,000	—	47,268	998,268
	2017	525,000	—	276,761	—	426,000	—	31,808	1,259,569
	2016	520,000	—	468,904	—	510,000	—	41,338	1,540,242
Joseph S. Bonventre Executive Vice President, General Counsel and Secretary	2018	341,000	—	417,271	—	400,000	—	125,689	1,283,960
	2017	320,000	—	313,142	—	400,000	—	32,987	1,066,129
	2016	305,000	—	475,658	—	458,000	—	37,164	1,275,822
Lara Johnson(6) Executive Vice President	2018	295,000	—	327,075	—	325,000	—	99,531	1,046,606

(1)	The amounts shown include amounts earned but a portion of which may be deferred at the election of the officer under our 401(k) Plan.
(2)	Equals the aggregate grant date fair value of awards granted in the applicable year computed in accordance with Financial Accounting Standards Board Accounting Standard Codification Topic 718. The fair value of share awards subject to time-based vesting conditions or service periods is based on the closing price of the common shares on the date of grant (or, if the date of grant was not a trading day, the last trading day prior to the date of grant) and does not reflect any time-based vesting conditions or service period. The fair value of share awards subject to performance-based vesting conditions is determined using a Monte Carlo simulation model and the amount set forth above assumes “maximum” performance.
(3)	Amounts were paid pursuant to a non-equity incentive plan described in the applicable year’s definitive proxy statement.
(4)	Non-qualified deferred compensation consists solely of a trust established for the benefit of certain of our executive officers, into which, in previous years, such persons had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings on the participant accounts consist of dividends and increase in market value of the common shares in the trust. None of the earnings were above-market. See “Non-Qualified Deferred Compensation,” below.

(5)	Amount represents: (i) dividends paid on non-vested common shares (excluding any deferred dividends), (ii) the dollar value of life insurance premiums paid by us during the applicable fiscal year with respect to portable life insurance policies for the life of certain executive officers, and (iii) contributions by us to the executive officer’s account under our 401(k) Plan. The premiums paid by us under company sponsored health care insurance, dental insurance, long-term disability insurance and life insurance available to all employees, are excluded. The following table details the 2018 other compensation amounts for each executive officer:

Executive	Dividends Paid on Service Based- Non-Vested Common Shares(1)	Company- Paid Life Insurance Premiums	401(k) Company Contributions	Total
T. Wilson Eglin	$672,021	$1,314	$13,750	$687,085
Patrick Carroll	$200,188	$712	$13,750	$214,650
E. Robert Roskind	$33,518	$—	$13,750	$47,268
Joseph S. Bonventre	$111,939	$—	$13,750	$125,689
Lara Johnson	$85,781	$—	$13,750	$99,531

(1)	The dividends on performance-based non-vested common shares and long-term retention grants accrue and are only paid at the time of vesting of the related common shares.
(6)	Ms. Johnson was appointed an executive officer on February 16, 2018. Information for 2018 is provided for the entire year.

Grants of Plan-Based Awards

The following table sets forth summary information concerning all grants of plan-based awards made to the named executive officers during the fiscal year ended December 31, 2018.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (CASH) ($)			Estimated Future Payouts Under Equity Incentive Plan Awards (SHARES) (#)			All Other Share Awards; Number of Shares (#)	All Other Option Awards; Number of Shares Underlying Option Awards	Exercise Price of Option Awards ($)	Grant Date Fair Value of Share and Option Awards ($)
			Threshold	Target	Maximum	Threshold	Target	Maximum
T. Wilson Eglin	1/10/18		—	—	—	94,903	189,805	379,610	81,350	—	—	2,872,067
	3/29/18	(1)	404,438	808,875	1,617,750	—	—	—	—	—	—	—
Patrick Carroll	1/10/18		—	—	—	19,523	39,046	78,092	26,040	—	—	676,623
	3/29/18	(1)	212,500	425,000	850,000	—	—	—	—	—	—	—
E. Robert Roskind	1/10/18		—	—	—	—	—	—	—	—	—	—
	3/29/18	(1)	—	—	—	—	—	—	—	—	—	—
Joseph S. Bonventre	1/10/18		—	—	—	12,039	24,079	48,157	16,060	—	—	417,271
	3/29/18	(1)	175,000	341,000	682,000	—	—	—	—	—	—	—
Lara Johnson	1/10/18		—	—	—	9,436	18,873	37,745	12,590	—	—	327,075
	3/29/18	(1)	147,500	295,000	590,000	—	—	—	—	—	—	—

(1)	See “Compensation Discussion and Analysis — Recap of 2018 Executive Compensation Program,” above, for the actual payouts. Share amounts are rounded.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth summary information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2018.

Name	Option Awards				Share Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested(2) (#)	Market Value of Shares or Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
T. Wilson Eglin	—	—	—	—	742,314	6,094,398	813,167	3,479,332
Patrick Carroll	—	—	—	—	208,396	1,710,931	249,492	1,202,059
E. Robert Roskind	—	—	—	—	13,353	109,628	111,421	657,654
Joseph S. Bonventre	—	—	—	—	110,537	907,509	165,366	828,282
Lara Johnson	19,000	—	6.39	12/31/2019	83,959	689,303	126,095	616,193
	38,000	—	7.95	12/31/2020	—	—	—	—

(1)	Market value has been calculated using the closing price of our common shares on the NYSE on December 31, 2018, which was $8.21 per share. For 2016 performance share awards, actual vesting based on performance was used. For 2017 and 2018 performance share awards, threshold performance is assumed for peer group and target performance is assumed for index shares.
(2)	The shares set forth above vest (subject to continued service) as follows:

	1/2019	1/2020	1/2021	1/2022
T. Wilson Eglin	215,981	199,217	177,116	150,000
Patrick Carroll	63,586	56,130	48,680	40,000
E. Robert Roskind	13,353	—	—	—
Joseph S. Bonventre	35,334	29,849	25,354	20,000
Lara Johnson	26,840	22,923	19,196	15,000
(3)	The shares set forth above vest (subject to continued service and achievement of performance) as follows:

	1/2019	1/2020	1/2021
T. Wilson Eglin	234,674	198,883	379,610
Patrick Carroll	104,360	67,040	78,092
E. Robert Roskind	75,666	35,755	—
Joseph S. Bonventre	76,762	40,447	48,157
Lara Johnson	54,830	33,520	37,745

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of stock awards for each of the named executive officers during the year ended December 31, 2018.

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
T. Wilson Eglin	—	—	239,353	2,230,466
Patrick Carroll	—	—	77,701	725,976
E. Robert Roskind	—	—	23,920	226,337
Joseph S. Bonventre	—	—	45,469	425,392
Lara Johnson	—	—	35,132	328,718

(1)	The value realized on vesting is calculated as the product of (a) the number of non-vested common shares that vested and (b) the closing price of our common shares on the NYSE on the day used for calculation of taxable income. Includes shares withheld to satisfy tax obligations. Excludes accrued dividends, if any.

Pension Benefits

We do not provide any pension benefits to the named executive officers. We maintain a 401(k) Plan as disclosed above.

Non-Qualified Deferred Compensation

The following table sets forth summary information concerning non-qualified deferred compensation for each of the named executive officers during the year ended December 31, 2018. Non-qualified deferred compensation consists solely of a trust established for the benefit of certain of our executive officers in which in previous years such persons had the option to place non-vested common share awards. Dividends on these shares are the same as all those paid on all common shares and are paid by us to the trust, which makes a corresponding distribution to the participant. Earnings on the participant accounts consist of dividends paid and the change in market value of the common shares in the trust. None of the earnings were above-market. As a result, the earnings are not included in the Summary Compensation Table above.

Name	Executive Contributions in 2018 ($)	Registrants Contributions in 2018 ($)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions in 2018 ($)	Aggregate Balance at December 31, 2018 ($)(1)
T. Wilson Eglin	—	—	(2)	92,913	1,074,385
Patrick Carroll	—	—	—	—	—
E. Robert Roskind	—	—	(2)	119,169	1,377,991
Joseph S. Bonventre	—	—	—	—	—
Lara Johnson	—	—	—	—	—

(1)	In accordance with the trust agreements, complete distribution/withdrawal of each participant’s account will be made in the event of a change in control or termination of the named executive officer’s employment.
(2)	Due to change in market value of non-vested common share awards, there were no earnings in 2018, and losses in 2018 were as follows: $95,530 for Mr. Eglin and $122,525 for Mr. Roskind.

Potential Payments upon Termination or Change in Control

As of December 31, 2018, each of the named executive officers had the right to receive severance compensation upon the occurrence of certain termination events under a severance arrangement applicable to certain executive officers. None of our named executive officers were entitled to any payments in the event of a change of control without a termination of employment.

The executive severance arrangement provides that the executive officer would be entitled to receive severance payments upon termination by us without “cause” and termination by the executive officer with “good reason”, including if either occurs within 12 months of a “change in control” (as defined in the employment agreement or severance policy, as applicable) equal to 2.5x base salary, the average of the last two annual cash incentive awards and certain benefits for Mr. Eglin and 2.0x base salary, the average of the last two annual cash incentive awards and certain benefits for all others. Each of the named executive officers would also be entitled to receive severance payments upon termination

Upon certain terminations, (x) all non-vested time-based long-term incentive awards, including long-term retention awards, and all non-vested but earned performance-based long-term incentive awards shall accelerate, become fully earned and vested, (y) the end of the performance period for all non-vested but unearned performance-based long-term incentive awards shall be the date of such termination and a pro rata amount of any of such awards then deemed to be earned awards (determined by the number of completed days of the performance period for such award divided by the total number of days in such performance period) shall accelerate, become fully earned and vested, and (z) all unexercised share option awards shall terminate within six months of such termination of employment.

Our severance arrangements do not contain: (1) a high multiple, (2) any long-term incentive award component of the severance formula, (3) vesting of all non-vested performance-based awards regardless of whether the performance targets were met, and (4) a “gross-up” of the severance payment to cover the excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise tax.

The tables below estimate the payments and benefits to each of the named executive officers assuming they were terminated on December 31, 2018. Continuation of benefits, which may be paid monthly if the named executive officer is eligible for, and elects, continued coverage under such plans, are assumed to be paid by a lump-sum payment at termination based on annualized December 2018 premiums. Bonus portion of severance payment is based on the average of the 2018 and 2017 actual annual incentive awards. Value of accelerated equity awards (1) is based on the closing price of our common shares on the NYSE on December 31, 2018 of $8.21 per share, and (2) consists of time-based non-vested shares set forth in Outstanding Equity Awards at Fiscal Year-End table above and a pro rata amount of expected performance-based non-vested shares, based on performance to date and the number of days completed in the period, and excludes accrued dividends.

T. Wilson Eglin	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	1,797,500	—	719,000	—
Bonus portion of severance payment	2,071,250	—	—	—
Welfare benefits	98,987	—	—	—
Group health care benefits	—	—	95,437	—
Value of accelerated equity awards	8,214,195	—	8,214,195	—
Total Payments and Benefits	12,181,932	—	9,028,632	—

Patrick Carroll	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	850,000	—	425,000	—
Bonus portion of severance payment	939,000	—	—	—
Welfare benefits	63,902	—	—	—
Group health care benefits	—	—	61,062	—
Value of accelerated equity awards	2,574,943	—	2,574,943	—
Total Payments and Benefits	4,427,845	—	3,061,005	—

E. Robert Roskind	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	1,050,000	—	525,000	—
Bonus portion of severance payment	852,000	—	—	—
Welfare benefits	55,077	—	—	—
Group health care benefits	—	—	52,825	—
Value of accelerated equity awards	687,415	—	687,415	—
Total Payments and Benefits	2,644,492	—	1,265,240	—

Joseph S. Bonventre	Without Cause or With Good Reason ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	682,000	—	341,000	—
Bonus portion of severance payment	800,000	—	—	—
Welfare benefits	63,902	—	—	—
Group health care benefits	—	—	61,062	—
Value of accelerated equity awards	1,529,342	—	1,529,342	—
Total Payments and Benefits	3,075,244	—	1,931,404	—

Lara Johnson	Without Cause ($)	Upon a Change in Control (“Single Trigger”) ($)	Death or Disability ($)	With Cause or Without Good Reason ($)
Base salary portion of severance payment	590,000	—	295,000	—
Bonus portion of severance payment	565,000	—	—	—
Welfare benefits	3,150	—	—	—
Group health care benefits	—	—	310	—
Value of accelerated equity awards	1,184,074	—	1,184,074	—
Total Payments and Benefits	2,342,224	—	1,479,384	—

CEO Pay Ratio

For 2018, the annual total compensation of our median employee (other than our CEO) was $152,582 and the annual total compensation of our CEO was $5,071,152, and the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was estimated to be 33 to 1.

To identify the median of the annual total compensation of all of our employees we used Medicare wages and tips for all employees as of December 31, 2018. The annual total compensation of our median employee and our CEO were calculated in accordance with the requirements for the Summary Compensation Table above.

Trustee Compensation

None of our employees receives or will receive any compensation for serving as a member of our Board of Trustees or any of its committees. Our non-employee trustees received the following aggregate amounts of compensation for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harold First	21,868	63,358	—	—	—	—	85,226
Richard S. Frary	59,361	100,851	—	—	—	—	160,212
Lawrence L. Gray	53,139	94,629	—	—	—	—	147,768
Jamie Handwerker	—	141,490	—	—	—	—	141,490
Claire A. Koeneman	52,500	93,990	—	—	—	—	146,490
Howard Roth	55,493	96,983	—	—	—	—	152,476

As of December 31, 2018, non-employee trustee compensation consisted of:

•	$100,000 annual retainer for each non-employee trustee;
•	$17,500 additional annual retainer for the Chairperson of the Audit Committee;
•	$15,000 additional annual retainer for the Lead Trustee;
•	$10,000 additional annual retainer for the Chairperson of the Compensation Committee;
•	$5,000 additional annual retainer for the Chairperson of the Nominating and Corporate Governance Committee; and
•	4,500 vested common share annual grant (issued in January for the prior year).

The retainers are paid quarterly in arrears and, to the extent common shares are available under the then current equity-based award plan, at least 50% of the quarterly amount was required to be taken in common shares based on the average closing price over the applicable quarter.

Effective April 1, 2019, the Compensation Committee adopted the following non-employee trustee compensation program, which replaced the non-employee trustee compensation arrangement set forth above in its entirety:

•	$150,000 retainer consisting of $50,000 in cash and $100,000 in vested common shares;
•	$30,000 additional annual cash retainer for the Lead Trustee;
•	$20,000 additional annual cash retainer for the Chairperson of the Audit Committee;
•	$15,000 additional annual cash retainer for the Chairperson of the Compensation Committee; and
•	$15,000 additional annual cash retainer for the Chairperson of the Nominating and Corporate Governance Committee.

The retainers will continue to be paid quarterly in arrears beginning with the quarter ending June 30, 2019 and the portion of the retainer paid in common shares will be based on the average closing price over the applicable quarter.

Non-employee trustees also receive reimbursement of their out-of-pocket travel costs to attend meetings.

Any initial equity award for a newly appointed or elected trustee will be decided by the Compensation Committee on a case-by-case basis.

PROPOSAL NO. 2 ADVISORY RESOLUTION TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Act and Section 14A of the Exchange Act require that we seek an advisory resolution from our Shareholders to approve the compensation awarded to our named executive officers as disclosed in this proxy statement. Although the advisory resolution is non-binding, the Board of Trustees and the Compensation Committee will review the results of the vote and will consider our Shareholders’ views and take them into account in future determinations concerning our executive compensation programs. Please refer to the section entitled “Compensation Discussion and Analysis” for details about our executive compensation programs.

A proposal in the form of the following resolution will be submitted for a non-binding, advisory vote at the Annual Meeting:

“RESOLVED, that the Shareholders approve, on a non-binding, advisory basis, the compensation of the Trust’s named executive officers set forth in the 2019 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and accompanying compensation tables and related information).”

Required Vote and Recommendation

The advisory resolution to approve the compensation of our named executive officers requires a majority of the votes cast on the proposal at the Annual Meeting. Although the vote on this Proposal No. 2 is a nonbinding, advisory vote, the Board of Trustees will carefully consider the voting results.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE FOR PROPOSAL NO. 2.

PROPOSAL NO. 3 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although Shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Deloitte & Touche LLP for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the Audit Committee in its discretion may appoint an alternative independent registered public accounting firm if it deems such action appropriate. If the Audit Committee’s selection is not ratified by the Shareholders, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.

There are no affiliations between us and Deloitte & Touche LLP’s partners, associates or employees, other than as pertaining to Deloitte & Touche LLP’s engagement as our independent registered public accounting firm. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire and to respond to appropriate questions.

Audit and Audit-Related Fees

The following table presents audit fees and audit related fees and tax fees billed to us by Deloitte & Touche LLP.

	2018	2017
Audit fees(1)	$1,022,465	$961,814
Audit-related fees	—	—
Total audit and audit related fees	1,022,465	961,814
Tax fees(2)	244,126	3,640
All other fees	—	—
Total fees	$1,266,591	$965,454

(1)	Audit fees included fees for services provided in connection with the Financial Statements of the Company and of Lepercq Corporate Income Fund L.P.
(2)	Tax fees consisted of fees for tax compliance and preparation services.

The Audit Committee has determined that the non-audit services provided by the independent registered public accounting firm are compatible with maintaining the accounting firm’s independence. All of the services set forth above in the categories “Audit-related fees,” “Tax fees” and “All other fees” were pre-approved by the Audit Committee, as set forth below.

The Audit Committee of the Board of Trustees must pre-approve the audit and non-audit services performed by our independent registered public accounting firm, and has adopted appropriate policies in this regard. With regard to fees, annually, the independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the fiscal year. Upon the Audit Committee’s acceptance of and agreement to the engagement letter, the services within the scope of the proposed audit services are deemed pre-approved pursuant to this policy. The Audit Committee must pre-approve any change in the scope of the audit services to be performed by the independent registered public accounting firm and any change in fees relating to any such change. Specific audit-related services and tax services are pre-approved by the Audit Committee, subject to limitation on the dollar amount of such fees, which dollar amount is established annually by the Audit Committee. Services not specifically identified and described within the categories of audit services, audit-related services and tax services must be expressly pre-approved by the Audit Committee prior to us engaging any such services, regardless of the amount of the fees involved. The Chairperson of the Audit Committee is delegated the authority to grant such pre-approvals. The decisions of the Chairperson to pre-approve any such activity shall be presented to the Audit Committee at its next scheduled meeting. In accordance with the foregoing, the retention by management of our independent registered public accounting firm for tax consulting services for specific projects is pre-approved, provided, that the cost of any such retention does not exceed $20,000 and the annual cost of all such retentions does not exceed $50,000. The Audit Committee does not delegate to management its responsibilities to pre-approve services to be performed by our independent registered public accounting firm.

Required Vote and Recommendation

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
VOTE “FOR” PROPOSAL NO. 3.

OTHER MATTERS

The Board of Trustees is not aware of any business to come before the Annual Meeting other than (1) the election of trustees, (2) the advisory, non-binding resolution to approve executive compensation, and (3) the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. However, if any other matters should properly come before the Annual Meeting or any postponement or adjournment thereof, including matters relating to the conduct of the Annual Meeting, it is intended that proxies in the accompanying form or as authorized via the Internet or telephone will be voted in respect thereof in accordance with the discretion of the person or persons voting the proxies.

LXP LEXINGTON REALTY TRUST

VOTE

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2019 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Trustees recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Trustees

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - T. Wilson Eglin	☐	☐	02 - Richard S. Frary	☐	☐	03 - Lawrence L. Gray	☐	☐
04 - Jamie Handwerker	☐	☐	05 - Claire A. Koeneman	☐	☐	06 - Howard Roth	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon and date. Joint owners should each sign. When signing as attorney, executor, administrator, officer, trustee, guardian, custodian or in any other representative capacity, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

6 2 B V

030KLC

2019 Annual Meeting Admission Ticket

2019 Annual Meeting of Lexington Realty Trust

May 21, 2019, 10:00am ET
New York Offices of Paul Hastings LLP
200 Park Avenue, New York, New York 10166

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the 2019 Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/LXP

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Lexington Realty Trust

Proxy Solicited by Board of Trustees for 2019 Annual Meeting of Shareholders — May 21, 2019

The undersigned shareholder of Lexington Realty Trust, a Maryland real estate investment trust, hereby appoints Beth Boulerice and Joseph S. Bonventre, or any of them, each with the power of substitution, to attend the 2019 Annual Meeting of Shareholders of Lexington Realty Trust to be held on May 21, 2019 or at any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of 2019 Annual Meeting of Shareholders and of the accompanying proxy statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

Shares represented by this proxy will be voted as instructed below. If no such directions are indicated, but this proxy is properly executed, the Proxies will have authority to vote FOR the election of the Board of Trustees and FOR items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.